Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

THE ARENA GROUP HOLDINGS, INC.

The Arena Group Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The Corporation’s Amended and Restated Certificate of Incorporation (as amended to the date hereof, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 13, 2021, under the name theMaven, Inc.

2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation.

3. Pursuant to Sections 141 and 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Certificate of Amendment, and the Corporation’s stockholders have duly approved this Certificate of Amendment.

4. Paragraph A of Article VI of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE VI: LIMITATION OF LIABILITY; INDEMNIFICATION

A. LIMITATION OF LIABILITY.  To the fullest extent permitted by law, neither a director of the Corporation nor an officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither any amendment nor repeal of this paragraph, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this paragraph, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.”

For avoidance of doubt, Article VI shall otherwise remain unchanged.

5. The terms and provisions of this Certificate of Amendment shall be effective upon filing with the Delaware Secretary of State.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 2nd day of June, 2023, and the foregoing facts stated herein are true and correct.

THE ARENA GROUP HOLDINGS, INC.

By:	/s/ Douglas B. Smith
Name:	Douglas B. Smith
Title:	Chief Financial Officer

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